UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	January 18, 2019

Crown Crafts, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-7604	58-0678148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

916 South Burnside Avenue, Gonzales, LA	70737
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(225) 647-9100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information provided in Item 5.02 of this Current Report on Form 8-K regarding the Employment Agreement (as defined below) is incorporated into this Item 1.01 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Donna Sheridan has been appointed to serve as President and Chief Executive Officer of NoJo Baby & Kids, Inc. (“NoJo”), the wholly owned subsidiary of Crown Crafts, Inc. (the “Company”), effective as of January 18, 2019. Also as of such date, Nanci Freeman, the President and Chief Executive Officer of NoJo since 1999, has been promoted to Executive Chairperson of NoJo. Ms. Freeman has informed the Company that she is retiring effective August 30, 2019.

Ms. Sheridan, who is 54 years old, most recently served for more than eight years as Senior Vice President of Lambs & Ivy, Inc., a designer and manufacturer of bedding, accessories and gifts for babies. Prior to that, she served for almost fifteen years in senior leadership roles in merchandising, brand management and sales with The Walt Disney Company.

On January 18, 2019, NoJo and Ms. Sheridan entered into an employment agreement (the “Employment Agreement”) that provides for an initial term expiring December 31, 2019; however, beginning on February 1, 2019 and continuing on the first day of each calendar month thereafter, such term shall be extended automatically for one additional calendar month so that the term of the Employment Agreement will always be for one full year, unless either NoJo or Ms. Sheridan provides notice to the other at any time that the term shall not be further extended and shall terminate at the end of the one-year period following such notice. The Employment Agreement provides that Ms. Sheridan will receive a minimum base salary of $300,000 and, commencing with NoJo’s 2020 fiscal year beginning April 1, 2019, a target bonus of up to 40% of her base salary amount, with an opportunity for up to an additional 20% if certain goals above budget are met. In addition, the Employment Agreement provides that Ms. Sheridan is entitled to receive all other fringe benefits, and participate in all other benefit plans and arrangements, as are generally provided to other similarly situated, highly compensated employees of NoJo or the Company. Upon her execution of the Employment Agreement, Ms. Sheridan also received a grant of 25,000 shares of the Company’s common stock pursuant to the Company’s 2014 Omnibus Equity Compensation Plan, which shares are subject to vesting on the second anniversary of the date of the Employment Agreement.

The Employment Agreement further provides that, in the event of the termination of Ms. Sheridan’s employment either by NoJo without “cause” or by Ms. Sheridan for “good reason”, as such terms are defined in the Employment Agreement, then NoJo will continue to pay Ms. Sheridan equal installments totaling the sum of her annual base salary as then in effect plus the highest annual bonus paid or payable to her in respect of any of the three full fiscal years ended immediately prior to the date of her termination. The Employment Agreement also includes certain restrictive covenants that limit Ms. Sheridan’s ability to compete with the Company or its subsidiaries for a period of one year after the termination of her employment with NoJo or to divulge certain confidential information concerning the Company or its subsidiaries.

There are no other arrangements or understandings between Ms. Sheridan and any other person pursuant to which she has been appointed to her positions with NoJo. Ms. Sheridan does not have any family relationships that are required to be disclosed under Item 401(d) of Regulation S-K, nor is she a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

The forgoing summary description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.	Other Events.

On January 21, 2019, the Company issued a press release announcing the impending retirement of Ms. Freeman and the appointment of Ms. Sheridan as President and Chief Executive Officer of NoJo. A copy of that press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement dated as of January 18, 2019 by and between NoJo Baby & Kids, Inc. and Donna Sheridan.

99.1	Press Release dated January 21, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CROWN CRAFTS, INC.

By:	/s/ Olivia W. Elliott
Olivia W. Elliott Vice President and Chief Financial Officer

Date: January 22, 2019